The AGREEMENT made as of the 24th day of October, 2003.

BETWEEN:

SUNDANCE CAPITAL GROUP, INC., a body corporate, duly incorporated under the laws of Belize, Central America and having a mailing address at #2714, Stn. Terminal, Vancouver, B.C. V6B 3X2 and a business office at #600 – 625 Howe Street, Vancouver, B.C.

(hereinafter called “SUNDANCE”)

AND:

TITANIUM INTELLIGENCE INC., a body corporate, duly incorporated under the laws of the State of Nevada, and having business office at 1413 Lynnwood Avenue, Port Coquitlam, B.C. V3B 4Y1

(hereinafter called “CLIENT”)

NOW WITNESSTH that in consideration of the mutual covenants, terms and conditions herein, the parties agree as follows:

1.	SUNDANCE agrees to provide accounting, financial, and administrative services for CLIENT for a period of three (3) months.

2.	SUNDANCE agrees to provide accounting, financial, and administrative services which would include:

	(a)	Accounting/bookkeeping services;
	(b)	Office Routine daily transactions (i.e. banking);
	(c)	Preparation of quarterly and interim financial reports;
	(d)	Assist with insider reports;
	(e)	Assist in preparation of news releases, shareholder newsletters;
	(f)	Engage and work with auditors, solicitors, transfer agents as requested;
	(g)	Assist in corporate structuring and reactivations;
	(h)	Co-ordinate the reporting and filing obligations of a public company in an organized and timely manner;
	(i)	Co-ordinate the EDGAR filing as required;
	(j)	Other services as may be requested by the CLIENT on a daily basis.

Providing the above services constitutes a contract for services, and is not to be construed as an employment contract (i.e. – the CLIENT is not to be held responsible for the usual statutory withholding/reporting requirements implied by an employment contract) these are to be the responsibility of SUNDANCE.

SUNDANCE agrees to submit monthly invoices to the CLIENT and provide the above services at a rate of THREE THOUSAND ($3,000.00) DOLLARS USD per month, plus reasonable expenses (not to exceed $250.00 USD per month).

3.	This Agreement may be terminated by either SUNDANCE or CLIENT upon:

(a) Notice given by CLIENT that the said accounting and administrative services are not in keeping with the best interests of CLIENT including for cause;
(b) By either SUNDANCE or CLIENT giving the other thirty (30) days notice without cause, of termination of this Agreement;
(c)
Should CLIENT fail to make any payment for more than thirty (30) days after it becomes due, SUNDANCE may, after giving CLIENT ten (10) days written notice, terminate this Agreement, and recover all fees due and expenses incurred in recovering the fees.

4.	This Agreement shall be automatically renewed for a term of three months unless terminated by either party upon (10) days written notice prior to the expiration of the term herein contained.

5.
Wherever the giving of a notice is required by this Agreement, such notice shall be given in writing and shall be considered for all purposes hereof to have been received on the fifth business day after that on which the notice is mailed by registered post with mailing charges prepaid. If sent by telecommunication fax or other similar form of communication, it is deemed to have been given and received on the day it was actually transmitted.

6.
Should any dispute arise the parties on any matter of thing arising out of this Agreement, it shall be referred to a single arbitrator. If the parties fails to agree on the selection of the sole arbitrator, each party shall forthwith appoint an arbitrator, and these two shall elect a third arbitrator.

7.	Upon acceptance of the Agreement, the CLIENT agrees to issue a signing bonus payable to SUNDANCE in the amount of $5,000 USD.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as and from the day, month and year first above written.

“Gary Musil”	“Jason Chen Wu”
for “SUNDANCE” – Secretary/Director	for “CLIENT”